Exhibit 10.10
Summary Sheet for Director Compensation and Executive Cash
Compensation and Performance Criteria Under Executive
Officers Variable Pay Plan
March 11, 2010
Director Compensation
The Company pays its Chairman of the Board an annual retainer of $70,000, and it pays or reimburses him for the cost of his office space that has a rental value of approximately $13,000 per year. The Company pays each of its other non-employee directors an annual retainer of $30,000. The chair of the Audit Committee receives an additional annual fee of $20,000. The chairs of each of the Compensation Committee and the Nominating and Corporate Governance Committee receive an additional annual fee of $15,000. Non-chair members of these committees receive an additional $5,000 annual fee for each committee on which they serve. All director fees are payable in advance in equal quarterly installments, and beginning in April 2009, are paid via shares of the Company’s common stock based on the closing market price on the regularly scheduled quarterly payment date.
In line with the Company’s operating strategy, and as with all salaried employees, including senior management, the Company’s Directors accepted a 5% reduction in quarterly fees beginning the second quarter of 2009.
In addition to annual fees, each non-employee director is entitled to receive, at or following each Company annual meeting, a grant of stock of the Company valued at $25,000.
In addition to the annual fees and stock grants, it is the Company’s policy to reimburse directors for their out-of-pocket expenses incurred in connection with their service on the Board and its committees.
The Company’s President and Chief Executive Officer is separately compensated outside of his employment agreement for service as a director on the same basis and under the same terms and conditions as the Company’s non-employee directors.
Executive Cash Compensation
The following table sets forth the 2010 base salary of each of the Company’s executive officers:

2010 Base
Salary
Jon E. Eliassen	$360,000
President and Chief Executive Officer

George H. Schweitzer (1)	$210,000
Executive Vice President and Chief Operating Officer, Hotel Operations

Thomas L. McKeirnan (1)	$209,000
Senior Vice President, General Counsel, and Secretary

Anthony F. Dombrowik (1)	$175,000
Senior Vice President, Chief Financial Officer

(1)	In line with the Company’s operating strategy, the nominal base salaries shown above for these executive officers will be subject to a 5% reduction during 2010 as they were during 2009.

2010 Performance Criteria Under Executive Officers Variable Pay Plan
On February 9, 2010, the Compensation Committee of the Company’s Board of Directors established 2010 performance goals for certain of the Company’s named executive officers under the Company’s Executive Officers Variable Pay Plan (Mr. Eliassen does not participate in this plan). Measured as a percentage of their 2010 base salaries, the target and maximum variable pay available to these officers for achievement of these goals in 2010 is as follows:

	Variable Pay as Percentage
	of 2010 Base Salary
	Target	Maximum
George H. Schweitzer	30%	50%
Thomas L. McKeirnan	30%	50%
Anthony F. Dombrowik	30%	50%